Exhibit 99.1

1901 Chouteau Avenue : St. Louis, MO 63103 : Ameren.com

Contacts:	Media Ameren Communications 314.554.2182 communications@ameren.com	Financial Analysts and Institutional Investors Andrew Kirk 314.554.3942 akirk@ameren.com

FOR IMMEDIATE RELEASE

Jamie Engstrom joins Ameren board of directors

ST. LOUIS (Dec. 15, 2025) – Ameren Corporation (NYSE: AEE) announced today that Jamie L. Engstrom has been elected to the Ameren board of directors, effective Jan. 1, 2026.

Engstrom has served as the senior vice president and global chief information officer of Caterpillar Inc. since 2020. Caterpillar is a leading manufacturer of construction and mining equipment, off-highway diesel and natural gas engines, industrial gas turbines and diesel-electric locomotives. Engstrom previously served as chief information officer of Caterpillar Financial Services Corporation from 2018 to 2020, following numerous other leadership roles in information technology since joining Caterpillar in 1999.

"We are extremely pleased to have Jamie join Ameren’s board of directors," said Martin J. Lyons, chairman, president and chief executive officer of Ameren. "As we continue to transform our business and leverage technology to provide reliable, resilient and affordable energy, Jamie's extensive expertise in information systems, risk management, cybersecurity and digital transformations will bring immediate value to our customers, shareholders and the board of directors."

Engstrom earned a Master of Business Administration from Bradley University and a Bachelor of Science in business management and business information systems from Illinois State University.

About Ameren Corporation

St. Louis-based Ameren Corporation powers the quality of life for 2.5 million electric customers and more than 900,000 natural gas customers in a 64,000-square-mile area through its Ameren Missouri and Ameren Illinois rate-regulated utility subsidiaries. Ameren Illinois provides electric transmission and distribution service and natural gas distribution service. Ameren Missouri provides electric generation, transmission and distribution service, as well as natural gas distribution service. Ameren Transmission Company of Illinois develops, owns and operates rate-regulated regional electric transmission projects in the Midcontinent Independent System Operator, Inc. For more information, visit Ameren.com, or follow us at @AmerenCorp, Facebook.com/AmerenCorp, or LinkedIn.com/company/Ameren.

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